EXHIBIT 99.1

Flora Growth Corp. Announces the Appointment of Hussein Rakine as CEO and Member of the Board of Directors

FORT LAUDERDALE, FLORIDA– April 18, 2023 – Flora Growth Corp. (NASDAQ: FLGC) (“Flora” or the “Company”) a leading cultivator, manufacturer and distributor of global cannabis products and brands, today announced that its board of directors (the “Board”) accepted the resignation of Luis Merchan as Chairman of the Board and the Company’s Chief Executive Officer (CEO). To fill the vacancies created by Mr. Merchan’s resignation, the Board has appointed JustCBD founder, Hussein Rakine, as CEO and member of the board of directors.

Of the appointment, former-Chairman and CEO, Luis Merchan said, “At Flora we have consistently placed human capital as a critical part of our M&A strategy. That’s why today we are honored to have the former founder of a company we acquired last year join the Board and be named as CEO. I believe Hussein’s appointment will ensure continued growth within the Company.”

“I am enthusiastic about collaborating with our board of directors, executive team, and all stakeholders to bring Flora's business plan to fruition,” said Hussein Rakine. “In a nascent industry such as ours, it’s critical to stay nimble– and that is what I intend to do as I lead Flora into the next phase of growth. I would like to express our sincere appreciation to Luis for his unwavering commitment and dedication to the Company during his tenure. We wish him all the best in his future endeavors.”

Mr. Merchan stated, “I am grateful to all those who have contributed to Flora's success and helped establish it as a leading cannabis company. Working with our dedicated investors, Board, and talented team over the past four years has been a tremendous honor. Although every journey must ultimately come to a close, I am confident that Flora's future is bright, and I wish Hussein and the entire team continued success as they pursue the Company's growth and expansion.”

 Mr. Merchan will continue to assist the Company to ensure a smooth and organized transition.

“We would like to address the current state of the market and emphasize our commitment to long-term success in the industry. With the global policies set to reignite the market, we are confident that there is significant potential for growth in the broader market. We acknowledge that we are still in the early stages of this industry, and we see significant upside potential moving forward. We remain optimistic about the future of this sector and look forward to playing a leading role in its continued growth and success,” said Rakine.

Executive Biography

Hussein Rakine founded Just Brands LLC in 2017 and served as its CEO until it was acquired by Flora in February 2022. His contributions have been vital to the Company's growth and success. Mr. Rakine is a renowned serial entrepreneur who was acknowledged in Forbes' 2022 30 Under 30 list. He holds an MBA from Nova Southeastern University and a Doctor of Strategic Leadership from Liberty University.

About Flora Growth Corp.

Flora Growth Corp. is a global cannabis company dedicated to bringing the benefits of cannabis to people worldwide. Our commitment is to create, master and connect the international cannabis supply chain by setting the standard for world-class cultivation and manufacturing, thoughtful brand development, and rigorous research and development of medical-grade cannabis products that meet the highest standards of quality, safety, and efficacy. Our mission is to create a world where the benefits of cannabis are accessible to everyone, and we are working toward that goal by becoming a leading importer and exporter of cannabis to meet demand in every corner of the market. Visit www.floragrowth.com or follow @floragrowthcorp on social media for more information.

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Contacts

Investor Relations:

Investor Relations ir@floragrowth.com

Public Relations:

Cassandra Dowell +1 (858) 221-8001

flora@cmwmedia.com

Cautionary Statement Concerning Forward Looking Statements

This press release contains “forward looking statements,” as defined by federal securities laws. Forward-looking statements reflect Flora’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. Such forward looking statements are subject to various and risks and uncertainties, including those described under section entitled “Risk Factors” in Flora’s Annual Report on Form 10-K filed with the SEC on March 31, 2023, as such factors may be updated from time to time in Flora’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Flora’s filings with the SEC. While forward looking statements reflect Flora’s good faith beliefs, they are not guarantees of future performance. Flora disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based on information currently available to Flora (or to third parties making the forward-looking statements).

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